UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2025

CISO Global, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41227	83-4210278
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6900 E. Camelback Road, Suite 900

Scottsdale, Arizona 85251

(Address of principal executive offices) (Zip Code)

(480) 389-3444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001	CISO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 §CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 24, 2025, we entered into a Preferred Equity Purchase Agreement (the “Purchase Agreement”) with B. Riley Principal Capital I (“B. Riley”), a fund managed by B. Riley Securities Holdings, Inc., pursuant to which we will have the right to issue and sell to B. Riley, and B. Riley must purchase from us, up to $15.0 million of shares of our newly authorized Series B Convertible Preferred Stock, par value $0.00001 per share (the “Series B Preferred Stock”). Such sales of Series B Preferred Stock by us to B. Riley, if any, will be subject to certain limitations and conditions set forth in the Purchase Agreement, and may occur from time to time, at our sole discretion, over the 18-month period commencing September 24, 2025 and terminating on the earliest of (i) March 24, 2027, (ii) the date on which B. Riley shall have made payment of the aggregate purchase price equal to $15.0 million, (iii) if we have not obtained approval by our stockholders by September 24, 2026, such date as there ceases to be a sufficient number of authorized but unissued shares of common stock of the Company, par value $0.00001 (the “Common Stock”) remaining under the Exchange Cap (as defined below).

From and after the commencement date, we may, by written notice direct B. Riley to purchase shares of our Series B Preferred Stock in increments of $100,000, subject to a maximum amount of $500,000 weekly in the aggregate (subject to exception), provided that the initial purchase shall be for $2.3 million of Series B Preferred Stock, subject to the conditions set forth in the Purchase Agreement. The per share purchase price of the shares of our Series B Preferred Stock that may be sold to B. Riley is $960, a 4% original issue discount from the stated value of $1,000 per share in the Certificate of Designations (defined below).

Actual sales of shares of Series B Preferred Stock by us to B. Riley under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of our Common Stock and determinations as to the appropriate sources of funding for the Company and its operations. The net proceeds under the Purchase Agreement to us will depend on the frequency at which we sell shares to B. Riley. We expect that any net proceeds received from such sales to B. Riley will be used for working capital, general corporate purposes, and payment of debt obligations.

In no event may we issue or sell to B. Riley under the Purchase Agreement shares of our Series B Preferred Stock that are convertible into an aggregate number of shares of Common Stock exceeding a customary 9.99% beneficial ownership limitation, as well as a conversion limitation equal to 6,821,115 (representing 19.99% of the aggregate number of shares of Common Stock issued and outstanding as of September 24, 2025 and subject to adjustment for any stock splits, combinations or the like) pursuant to applicable Nasdaq Listing Rules (the “Exchange Cap”) until approval has been obtained from our stockholders. Under the Purchase Agreement, we are required to use our reasonable best efforts to obtain approval from our stockholders within 90 days of entering into the Purchase Agreement.

We have agreed not to effect or agree to effect any Variable Rate Transaction (as defined in the Purchase Agreement) while the Purchase Agreement is in effect without B. Riley’s prior written consent. This restriction does not apply to any sales, amendments, modifications, supplements or other updates in connection with the “at the market” offering program with B. Riley in effect prior to entering into the Purchase Agreement. We have further agreed not to issue or agree to issue any shares of Common Stock or common stock equivalents until October 23, 2025.

B. Riley, as placement agent, will also receive a 3.5% cash fee in connection with the sale and issuance of shares of Series B Preferred Stock to B. Riley under the Purchase Agreement.

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The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. We may terminate the Purchase Agreement at any time prior to the expiration of the Purchase Agreement upon prior written notice to B. Riley, provided that we pay an amount equal to $1.0 million as liquidated damages.

The foregoing description of the Purchase Agreement is a summary and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. The representations, warranties and covenants contained in the Purchase Agreement were made only for purpose of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

This current report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth above in Item 1.01 and below in Item 5.03 is incorporated herein by reference. The issuance of the Series B Preferred Stock, and the shares of Common Stock issuable upon conversion thereof, was made in reliance upon the exemptions from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506(b) of Regulation D promulgated thereunder, because, among other things, the transaction did not involve a public offering and B. Riley represented that it is an accredited investor.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 25, 2025, we filed with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences and Rights of Series B Preferred Stock of CISO Global, Inc. (the “Certificate of Designations”). The Certificate of Designations sets forth the rights, preferences, privileges, and restrictions of the shares of Series B Preferred Stock. Following is a summary of the terms of the Series B Preferred Stock.

Number of Shares. We have designated 15,625 shares of preferred stock as Series B Preferred Stock.

Rank. Each share of Series B Preferred Stock will rank equally in all respects. The Series B Preferred Stock will rank senior and prior to the Common Stock, and junior to the Series A Preferred Stock.

Dividend Rights. The holders of Series B Preferred Stock are entitled to receive, concurrently with any dividends or distributions, such dividends or distributions paid to the holders of Common Stock to the same extent as if such holders had converted the Series B Preferred Stock into Common Stock (without regard to any limitations on conversion) and had held such shares of Common Stock on such record date.

Liquidation Rights. In the event of any Liquidation (as defined in the Certificate of Designations), each holder will be entitled to receive liquidating distributions out of our assets legally available for distribution to our stockholders, before any payment or distribution of any of our assets shall be made or set apart for holders of any junior securities, including, without limitation, the Common Stock in an amount equal to the aggregate Liquidation Value (as Defined in the Certificate of Designations).

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Voting Rights. The holders of shares of Series B Preferred Stock will not be entitled to vote on any matters submitted to a vote of our stockholders, except as otherwise required by applicable law, our certificate of incorporation, as amended, or our bylaws, as amended.

Conversion Rights. At any time and from time to time after the date on which the registration statement filed in connection with the Purchase Agreement has been declared effective by the SEC, each share of Series B Preferred Stock will be convertible at the option of the holder into the number of shares of Common Stock determined by dividing the initial stated value of $1,000 per share (the “Stated Value”) by the applicable conversion price for the Series B Preferred Stock then being converted as of each conversion date (the “Conversion Price”). The Conversion Price equals (a) with respect to the first $500,000 of Stated Value of shares of Series B Preferred Stock being converted, the greater of (x) one hundred and five percent (105%) of the lowest volume weighted average price, as reported by Bloomberg Financial Markets, during the five (5) trading day period immediately preceding and ending on the trading day immediately preceding such conversion date and (y) the Minimum Conversion Price (defined below), and (b) with respect to all additional shares of Series B Preferred Stock being converted thereafter, the greater of (x) ninety-five percent (95%) of the lowest volume weighted average price during the five (5) trading day period immediately preceding and ending on the trading day immediately preceding such conversion date and (y) the Minimum Conversion Price. The “Minimum Conversion Price” is initially $0.40 per share (subject to adjustment).

Redemption Right. The holder may require us to redeem in cash all or any portion of the holder’s Series B Preferred Stock under certain circumstances where our Common Stock is not listed on or otherwise suspended from Nasdaq as described in the Certificate of Designations.

Subsequent Rights Offerings. If at any time the we grant, issue, or sell any Common Stock or Common Stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock, then the holders of Series B Preferred Stock will be entitled to acquire the same as if the holder had held the number of shares of Common Stock acquirable upon complete conversion of such holder’s Series B Preferred Stock immediately before the date on which a record is taken for the grant, issuance, and sale, so long as such holder’s ownership would not exceed 9.99% of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Series B Preferred Stock held by such holder.

Stockholder Approval. We may not effect a conversion of the Series B Preferred Stock and holders may not convert any shares of the Series B Preferred Stock, to the extent, after giving effect to such purchase and sale, the issuance of such Common Stock would exceed the Exchange Cap without approval from our stockholders.

Beneficial Ownership Limitation. We will not effect any conversion of the Series B Preferred Stock and the holder will not have the right to convert any portion of the Series B Preferred Stock, to the extent that, after giving effect to the conversion, such holder would own in excess of 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Series B Preferred Stock held by such holder.

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This summary of the Certificate of Designations does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designations, a copy of which is filed as Exhibit 3.1 hereto and which is incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

On September 29, 2025, we issued a press release regarding the transactions pursuant to the Purchase Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit Number	Exhibits

	3.1	Certificate of Designations, Preferences and Rights of Series B Preferred Stock of the Registrant

	10.1	Preferred Equity Purchase Agreement, dated September 24, 2025, by and between the Registrant and B. Riley Principal Capital I

	99.1	Press Release dated September 29, 2025

	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISO GLOBAL, INC.

Date: September 29, 2025	By:	/s/ Debra L. Smith
Debra L. Smith
Chief Financial Officer

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